Exhibit 10.1

Written Description of
2010 Executive Incentive Compensation Annual Plan -
Chief Financial Officer and Chief Operating Officer

The following is a description of the material terms of the 2010 Executive Incentive Compensation Annual Plan (the “Plan”) that was adopted by the compensation committee of the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) with respect to the bonus payable to Carter Peters, the Company’s Chief Financial Officer and Chief Operating Officer (the "Executive"), for 2010:

The Plan will pay a maximum of $50,000.  There are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  For any bonus amount to be paid, the threshold level of performance must be achieved.  The bonus amount will be prorated for performance achievements between the threshold and target levels and between the target and maximum levels.  The five performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (20%); (ii) net interest margin (20%); (iii) overhead ratio (20%); (iv) pre-tax net income (20%); and (v) non-core funding dependence (20%). The following minimum criteria must all be satisfied before an award is paid under the Plan: (i) net income of the Company for calendar year 2010 of at least 75% of approved budget; (ii) satisfactory audits as determined by the Board of Directors of the Company after review of findings from regulatory examination reports and applicable audits and reviews; (iii) no restatement of income for any prior period previously released; (iv) the bank’s capital ratios must meet the “well-capitalized” regulatory standards at each call report period during 2010; (v) satisfactory performance appraisal, actively employed by Guaranty Bank, and in good standing at the time the bonus is paid, which will not be prior to the public release of earnings in 2011 for the calendar year 2010; and (vi) the Board of Directors of the Company retains the right to make the final determination of the bonus payment and amount, if any.

The Plan also includes a provision requiring the "clawback" of any bonus paid to the Executive under the Plan.  In the event that any payment under the Plan was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, the Executive shall immediately pay back such payment to the Company.  In addition, in the event that, after a payment has been made under the Plan, the Executive voluntarily terminates his employment and at the time of such termination Guaranty Bank has a composite rating lower than 2 under the CAMELS rating system, the Executive shall immediately pay back the full amount of such bonus amount upon such voluntary termination of employment.